                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement        [ ] Confidential, for use of the
                                           Commission only

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                              WMS INDUSTRIES INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                                    WMS LOGO
                              WMS INDUSTRIES INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 15, 2002

                            ------------------------

To the Stockholders of
WMS Industries Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of WMS Industries Inc. ("WMS") will be held on Tuesday, January 15, 2002 at 1:30 p.m. Central Standard Time at the Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, in The Drake Room, to consider and act upon the following matters:

          1. Electing a board of ten (10) directors;

          2. Ratifying the appointment of Ernst & Young LLP as independent auditors for our fiscal year ending June 30, 2002; and

          3. Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on November 26, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof. A list of the stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder of WMS for any purpose germane to the annual meeting during regular business hours at the offices of WMS for the ten-day period prior to the annual meeting.

     YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          ORRIN J. EDIDIN
                                          Executive Vice President, Chief
                                          Operating Officer,
                                          Secretary and General Counsel
Chicago, Illinois
December 3, 2001

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF

                              WMS INDUSTRIES INC.

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

INTRODUCTION

     WMS Industries Inc. ("we," "us" or "WMS") is furnishing this proxy statement to you in connection with the solicitation by our board of directors ("Board of Directors" or "Board") of proxies to be voted at our Annual Meeting of Stockholders. The meeting is scheduled to be held at the Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, in The Drake Room, on Tuesday, January 15, 2002 at 1:30 p.m. Central Standard Time, or at any proper adjournments.

     If you properly execute and return your proxy form, it will be voted in accordance with your instructions. If you return your signed proxy but give us no instructions as to one or more matters, the proxy will be voted on those matters in accordance with the recommendations of the Board as indicated in this proxy statement. You may revoke your proxy, at any time prior to its exercise, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

     The mailing address of our principal executive offices is 800 South Northpoint Boulevard, Waukegan, Illinois 60085. We are mailing this proxy statement and the accompanying form of proxy to our stockholders on or about December 3, 2001.

     Only holders of our common stock, $.50 par value per share, of record at the close of business on November 26, 2001 (the "Record Date") will be entitled to vote at our annual meeting or any adjournments. There were 32,189,807 shares of our common stock outstanding on the Record Date (excluding 77,312 treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the Record Date, except as otherwise footnoted, about persons that, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

                                                                NUMBER OF SHARES        PERCENTAGE OF
                                                                 OF COMMON STOCK         OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED(1)    COMMON STOCK(1)
------------------------------------                          ---------------------    ---------------
Sumner M. Redstone and National Amusements, Inc. .........          9,654,500(2)            30.0%
  200 Elm Street
  Dedham, MA 02026
FMR Corp. ................................................          4,538,455(3)            14.1%
  82 Devonshire St.
  Boston, MA 02109
Wellington Management Company, LLP........................          2,086,200(4)             6.6%
  75 State Street
  Boston, MA 02109
Ariel Capital Management, Inc. ...........................          1,828,475(5)             5.7%
  307 N. Michigan Avenue, Suite 500
  Chicago, IL 60601
Louis J. Nicastro(6)......................................          9,659,132(7)            30.0%
Neil D. Nicastro(6).......................................          9,659,514(8)            30.0%

-------------------------
(1) Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on 32,189,807 shares outstanding on November 19, 2001.

(2) Based upon Amendment No. 25, dated October 18, 2001, to Schedule 13D filed by Sumner M. Redstone and National Amusements, Inc. and a Form 4 for October 2001 filed by Mr. Redstone. In those filings, Redstone and National Amusements reported sole dispositive power over 6,170,600 and 3,483,900 shares, respectively, and shared voting power over those shares under a Proxy Agreement entered into with WMS and Messrs. Louis J. and Neil D. Nicastro. See "Voting Proxy Agreement." As a result of his stock ownership in National Amusements, Redstone is considered the beneficial owner of the shares owned by National Amusements.

(3) Based upon Amendment No. 8 to Schedule 13G filed February 14, 2001 with the SEC by Fidelity International Limited and FMR Corp., the sole stockholder of Fidelity Management & Research Company and Fidelity Management Trust Company. FMR reported that it has sole voting power over 800,490 of the shares and sole dispositive power over 4,538,455 of the shares as a result of Fidelity Management's acting as investment adviser to various investment companies holding 3,737,965 of the shares and Fidelity Management Trust and Research's holding 575,790 of the shares. FMR Corp. also reported that Fidelity Advisors Value Strategies Fund, one of the investment companies, was a beneficial owner of 1,930,000 of these shares. In addition, Fidelity International reported that it has sole voting and investment power over 224,700 of the shares as a result of its acting as investment adviser to various investment companies. Fidelity International was spun off from FMR Corp. in 1980. Fidelity International and FMR also reported that they each may be deemed to be controlled by members of the Edward C. Johnson 3d family.

(4) Based upon Form 13F Holdings Report for the quarter ended September 30, 2001 filed with the SEC by Wellington Management Company, LLP. Wellington reported that it has sole investment discretion and voting power over 1,928,050 of the shares, defined investment discretion and shared voting power with

    Wellington Trust Company, NA over 156,300 of the shares, and sole investment discretion and no voting power over 1,850 of the shares.

(5) Based upon Schedule 13G filed November 6, 2001 with the SEC by Ariel Capital Management, Inc. Ariel reported that it has sole voting power over 1,738,375 shares and sole dispositive power over 1,828,475 shares.

(6) This person's address is c/o WMS Industries Inc., 800 South Northpoint Boulevard, Waukegan, Illinois 60085.

(7) Includes 9,654,500 shares owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. See note 2 above. For a discussion concerning the shared voting power over the 9,654,500 shares referred to above, see "Voting Proxy Agreement."

(8) Includes 9,654,500 shares owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. Also includes 5,000 shares underlying stock options. See note 2 above. For a discussion concerning the shared voting power over the 9,654,500 shares referred to above, see "Voting Proxy Agreement."

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors and the executive officers named in the Summary Compensation Table below and by all of our directors and executive officers as a group:

                                             NUMBER OF SHARES        PERCENTAGE OF
                                             OF COMMON STOCK          OUTSTANDING
NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)     COMMON STOCK(2)
------------------------                  ----------------------    ---------------
William C. Bartholomay*.................            54,531(3)               **
Orrin J. Edidin.........................            75,000(4)               **
Brian R. Gamache*.......................           130,000(5)               **
Seamus McGill...........................            50,000(6)               **
William E. McKenna*.....................           101,280(7)               **
Norman J. Menell*.......................            32,947(3)               **
Donna B. More*..........................            50,000(6)               **
Louis J. Nicastro*......................         9,659,132(8)             30.0%
Neil D. Nicastro*.......................         9,659,514(9)             30.0%
Harvey Reich*...........................             3,421                  **
Robert R. Rogowski......................             2,500(10)              **
David M. Satz, Jr.*.....................            38,500(11)              **
Scott D. Schweinfurth...................            76,000(4)               **
Ira S. Sheinfeld*.......................           143,930(12)              **
Directors and Executive Officers as a
  group (14 persons)....................        10,422,255(13)            31.7%

-------------------------
   * Nominee for Director

  ** Less than 1%

 (1) Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days.

 (2) Percentages are calculated based on 32,189,807 shares outstanding on November 19, 2001.

 (3) Includes 25,000 shares underlying stock options.

 (4) Includes 75,000 shares underlying stock options.

 (5) Includes 125,000 shares underlying stock options.

 (6) Represents 50,000 shares underlying stock options.

 (7) Includes 87,955 shares underlying stock options.

 (8) Includes 9,654,500 shares owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. For a discussion concerning the shared voting power with respect to the 9,654,500 shares referred to above, see "Voting Proxy Agreement."

 (9) Includes 9,654,500 shares owned by Sumner M. Redstone and National Amusements, Inc. for which the reporting person has shared voting power but no dispositive power. Also includes 5,000 shares underlying stock options. For a discussion concerning the shared voting power with respect to the 9,654,500 shares referred to above, see "Voting Proxy Agreement."

(10) Represents 2,500 shares underlying stock options.

(11) Includes 37,500 shares underlying stock options.

(12) Includes 125,728 shares underlying stock options.

(13) Includes 683,683 shares underlying stock options. Additionally, includes 9,654,500 shares of common stock owned by Sumner M. Redstone and National Amusements, Inc. with respect to which Louis J. Nicastro and Neil D. Nicastro both have shared voting power but no dispositive power. See "Voting Proxy Agreement."

VOTING PROXY AGREEMENT

     In order for us to manufacture and sell gaming machines in Nevada, our officers are required to be, and have been, registered, licensed or found suitable by the Nevada gaming authorities. In addition, under applicable Nevada law and administrative procedure, as a greater than 10% stockholder of WMS, Sumner M. Redstone was required to apply, and has an application pending with the Nevada gaming authorities, for a finding of suitability as a stockholder of WMS. Mr. Redstone and National Amusements, Inc. ("NAI"), a company that he controls, collectively own 9,654,500 shares of our common stock. Pending completion of the processing of this application, Mr. Redstone and NAI, on September 21, 1995, voluntarily granted a voting proxy under a voting agreement to Louis J. Nicastro and, if he is unable to perform his duties under the voting agreement, to Neil D. Nicastro, individually, to vote all of Mr. Redstone's and NAI's shares of our common stock. The voting agreement is intended to ensure that the passive investment position of Mr. Redstone and NAI relative to WMS will not change without prior notification to the Nevada gaming authorities.

     Under the voting agreement, Mr. Nicastro votes each share of our common stock owned by Mr. Redstone and NAI at his discretion at meetings of our stockholders or acts as proxy in connection with any written consent of our stockholders. The term of the voting agreement ends August 24, 2004 unless Mr. Redstone terminates it upon 30 days' written notice. It may also be terminated upon a finding by the Nevada gaming authorities that Mr. Redstone and NAI are suitable as stockholders of WMS or are no longer subject to the applicable provisions of Nevada gaming laws.

     Louis J. Nicastro and Neil D. Nicastro have advised us that they plan to use the voting proxy to vote all 9,654,500 shares of our common stock beneficially owned by Mr. Redstone and NAI (approximately 30.0% of our common stock) in favor of the nominees for election as director and FOR proposal 2.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Upon the recommendation of the Nominating Committee, the following ten (10) directors, constituting the entire Board, are nominated for election to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. All of the nominees are presently directors. Neil D. Nicastro is the son of Louis J. Nicastro. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees.

                                                  POSITION WITH COMPANY AND               DIRECTOR
         NAME OF NOMINEE (AGE)                       PRINCIPAL OCCUPATION                  SINCE
         ---------------------                    -------------------------               --------
William C. Bartholomay (73)............    Director; President of Near North                1981
                                           National Group
Brian R. Gamache (43)..................    Director; President & Chief Executive            2001
                                           Officer of WMS
William E. McKenna (82)................    Director; General Partner of MCK                 1981
                                           Investment Company
Norman J. Menell (70)..................    Vice Chairman of the Board                       1980
Donna B. More (43).....................    Director; Attorney, More Law Group               2000
Louis J. Nicastro (73).................    Chairman of the Board of WMS                     1974
Neil D. Nicastro (45)..................    Director; Chairman of the Board,                 1986
                                           President, Chief Executive Officer and
                                           Chief Operating Officer of Midway Games
                                           Inc.
Harvey Reich (72)......................    Director; Attorney                               1983
David M. Satz, Jr. (75)................    Director; Attorney, Saiber Schlesinger           1998
                                           Satz & Goldstein
Ira S. Sheinfeld (63)..................    Director; Attorney, Squadron, Ellenoff,          1993
                                           Plesent & Sheinfeld LLP

     WILLIAM C. BARTHOLOMAY has served as President of Near North National Group, insurance brokers in Chicago, Illinois and Chairman of the Board of the Atlanta Braves for more than five years. He has also served as Vice Chairman of Turner Broadcasting System, Inc., a division of AOL-Time Warner, Inc., for more than five years. Mr. Bartholomay was elected a director of WMS in 1981 and is Chairman of our Compensation Committee. Mr. Bartholomay is also a director of Midway Games Inc. ("Midway").

     BRIAN R. GAMACHE served as our President and Chief Operating Officer from April 2000 until June 14, 2001, when he was appointed President and Chief Executive Officer and joined our Board of Directors. Mr. Gamache served as President of the Luxury and Resort Division of Wyndham International from January 1998 until April 2000. He was President and Chief Operating Officer of WHG Resorts & Casinos Inc. ("WHG") from April 1997 until January 1998. From 1990 until April 1997, Mr. Gamache served in various capacities for WMS's former hotel and resort subsidiaries, rising to the position of President and Chief Operating Officer. At the time of WMS' April 1997 spinoff of WHG, Mr. Gamache left WMS to devote his full time to WHG.

     WILLIAM E. MCKENNA has served as a General Partner of MCK Investment Company, Beverly Hills, California for more than five years. He also is a director of Midway and Drexler Technology Corporation. Mr. McKenna has served as a director of WMS since 1981 and is the Chairman of our Audit and Ethics Committee.

     NORMAN J. MENELL has been Vice Chairman of the Board since 1990 and a director since 1980. He has also served as our President (1988-1990), Chief Operating Officer (1986-1990) and Executive Vice President (1981-1988). Mr. Menell is also a director of Midway.

     DONNA B. MORE became a director of WMS in May 2000. She is the principal partner in the More Law Group, which she founded on June 1, 2000. She was a partner in the law firm of Freeborn and Peters from 1994 until May, 2000. Ms. More served for four years as the first Chief Legal Counsel to the Illinois Gaming

Board and was formerly an Assistant U.S. Attorney for the Northern District of Illinois. She serves on the Board of Directors of Mandalay Resort Group and is a member of the Board of Trustees of the International Association of Gaming Attorneys.

     LOUIS J. NICASTRO has served as our Chairman of the Board since our incorporation in 1974. He was our Chief Executive Officer from April 1998 until June 14, 2001 and was also President from April 1998 to April 2000. Mr. Nicastro also served as our Chief Executive Officer or Co-Chief Executive Officer from 1974 to 1996 and President (1985-1988 and 1990-1991), among other positions. Mr. Nicastro is a director of Midway, and he held executive positions for Midway from 1988 until 1996. Mr. Nicastro is Neil D. Nicastro's father.

     NEIL D. NICASTRO has been Midway's Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer for more than five years. Mr. Nicastro was also our President, Chief Executive Officer and Chief Operating Officer for more than five years before his resignation from those positions in April 1998. Mr. Nicastro became a director of WMS in 1986, and he remains a director and a consultant to us. He is Chairman of our Nominating Committee. Mr. Nicastro is Louis J. Nicastro's son.

     HARVEY REICH was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for more than five years until his retirement in July 1998. Mr. Reich was elected a director of WMS in 1983 and is Chairman of our Stock Option Committee. Mr. Reich is also a director of Midway.

     DAVID M. SATZ, JR. has been a member of the law firm Saiber Schlesinger Satz & Goldstein, Newark, New Jersey, for more than five years. Mr. Satz is also a director of the Atlantic City Racing Association. Mr. Satz has also served as First Assistant Attorney General for the State of New Jersey and is the former U.S. Attorney for the District of New Jersey. He serves as a Counselor to the International Association of Gaming Attorneys and had formerly served as its President and on its Board of Trustees. Mr. Satz was elected a director of WMS in 1998 and serves as Chairman of both our Compliance Committee and our Negotiating Committee.

     IRA S. SHEINFELD became a director of WMS in 1993. He has been a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York, for more than five years. Mr. Sheinfeld is also a director of Midway.

REQUIRED VOTE

     The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect directors.
                           -------------------------

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.
                           -------------------------

THE BOARD OF DIRECTORS

     The Board of Directors is responsible for managing our overall affairs. To assist it in carrying out its duties, the Board has delegated specific authority to several committees. Nine of our ten directors are neither officers nor employees of WMS.

     During fiscal 2001, the Board held six meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served during the fiscal year.

DIRECTOR COMPENSATION

     We pay a fee of $30,000 per year to each director who is not also an employee of WMS or our subsidiaries. Each non-employee director who serves as the chairman of any committee of our Board of Directors receives a further fee of $5,000 per year for services in that capacity, and each non-employee member of our Audit and Ethics Committee receives an additional fee of $5,000 per year. David M. Satz, Jr.

will receive a fee of $5,000 per year for serving as the non-employee director of some of our subsidiaries. Donna B. More will receive a fee of $5,000 per year for serving as a member of our Compliance Committee; such fee shall include any legal fees which may be incurred in the performance of her duties on this committee.

     Five of our stock option plans permit the issuance of shares of our common stock under non-qualified stock options which may be granted to non-employee directors of WMS, generally at not less than 100% of the fair market value of the shares on the date of grant. In fiscal 2001, no options to purchase our common stock were granted to non-employee directors.

     Directors are also entitled to participate, at our expense, in a medical reimbursement plan which is supplementary to their primary medical insurance.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit and Ethics Committee is currently composed of three independent directors (as independence is defined in Section 303.01(B) of the NYSE listing standards): Messrs. McKenna (Chairman), Bartholomay and Sheinfeld. This Committee meets periodically with the independent auditors and internal personnel to consider the adequacy of internal accounting controls, to receive and review the recommendations of the independent auditors, to recommend the appointment of auditors, to review the scope of the audit and the compensation of the independent auditors, to review our consolidated financial statements and, generally, to review our accounting policies and to resolve potential conflicts of interest. The Board has adopted a written charter for this committee, and a copy of the charter was included as an appendix to our proxy statement last year. The report of this committee is set forth later in this proxy statement. During fiscal 2001, this committee held five meetings.

     The Compensation Committee is currently composed of Messrs. Bartholomay (Chairman) and McKenna. This committee makes recommendations regarding the compensation of senior management personnel. The joint report of this committee and the Stock Option Committee is set forth later in this proxy statement. During fiscal 2001, this committee did not hold any meetings, taking all actions by the unanimous written consent of its members.

     The Compliance Committee is currently composed of Messrs. Satz (Chairman) and Gamache and Ms. More. This Committee identifies and evaluates potential unsuitable situations, among other things, arising in the course of the Company's business that may cause regulatory concern to gaming authorities. Prior to July 9, 2001, this Committee was previously named the Regulatory Compliance Committee and had previously delegated all such compliance duties to the Gaming Compliance Committee of the Company's wholly-owned subsidiary, WMS Gaming Inc. During fiscal 2001, this committee held three meetings, including all meetings of the Regulatory Compliance Committee and the Gaming Compliance Committee.

     The Nominating Committee is currently composed of Messrs. N. D. Nicastro (Chairman) and Bartholomay. This Committee makes recommendations about the nomination of candidates for election to the Board and does not consider recommendations from stockholders. During fiscal 2001, this committee did not hold any meetings, taking all actions by the unanimous written consent of its members.

     The Stock Option Committee is currently composed of Messrs. Reich (Chairman) and McKenna. This Committee determines the timing, pricing and the amount of option grants to be made under the provisions of our stock option plans. See "Stock Option Plans" below. The joint report of this committee and the Compensation Committee is set forth later in this proxy statement. During fiscal 2001, this committee held nine meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     No member of our Compensation Committee or Stock Option Committee is an employee or officer of WMS, and no officer, director or other person had any interlock relationship required to be disclosed in this proxy statement, except that Mr. Bartholomay is President of Near North National Group, insurance brokers, which we retained to provide insurance services during the last fiscal year and propose to retain for insurance services during the current fiscal year.

                               EXECUTIVE OFFICERS

     The following individuals were elected to serve in the capacities set forth below until the 2002 Annual Meeting of the Board of Directors or until their respective successors are elected and shall qualify.

NAME                                          AGE                         POSITION
----                                          ---                         --------
Brian R. Gamache..........................    43     President and Chief Executive Officer
Scott D. Schweinfurth.....................    47     Executive Vice President, Chief Financial Officer
                                                     and Treasurer
Orrin J. Edidin...........................    40     Executive Vice President, Chief Operating Officer,
                                                     and General Counsel
Robert R. Rogowski........................    43     Vice President of Finance and Controller
Seamus M. McGill..........................    50     Executive Vice President, Sales and Marketing of
                                                     WMS Gaming Inc.

     The principal occupation and employment experience of Brian R. Gamache during the last five years is described on page 5 above.

     SCOTT D. SCHWEINFURTH, 47, joined us in April 2000, assuming the offices of Executive Vice President, Chief Financial Officer and Treasurer. He is a certified public accountant and was, from 1996 until March 2000, Senior Vice President, Chief Financial Officer and Treasurer of Alliance Gaming Corporation, a diversified gaming company. Mr. Schweinfurth also acted as Managing Director of Alliance's Germany-based Bally Wulff subsidiary from November 1999 to March 2000. Alliance acquired Bally Gaming International in 1996, where Mr. Schweinfurth had served as Senior Vice President, Chief Financial Officer and Treasurer since 1995. Prior to that time, he was employed by Ernst & Young for 18 years, the last six as a partner.

     ORRIN J. EDIDIN, 40, joined us in May 1997. He served as our Vice President, Secretary and General Counsel from June 1997 until September 14, 2001, when he became our Executive Vice President, Chief Operating Officer, Secretary and General Counsel. Mr. Edidin also served as Vice President, Secretary and General Counsel of Midway from June 1997 to May 2000. He served as Associate General Counsel of Fruit of the Loom, Inc. from 1992 until May 1997. Mr. Edidin is a member of the International Association of Gaming Attorneys and the Association of Gaming Equipment Manufacturers.

     ROBERT R. ROGOWSKI, 43, joined us in 1992 as Director of Internal Audit, becoming Vice President of Finance of WMS Gaming in 1996 and our Vice President of Finance and Controller in April 2000. He is a certified public accountant. From 1982 to 1991, he served in the finance department at Sara Lee.

     SEAMUS M. MCGILL, 50, joined us in August 1998 as the Vice President of Worldwide Sales of our wholly-owned subsidiary, WMS Gaming Inc. On September 14, 2001, he became the Executive Vice President of Sales and Marketing of WMS Gaming Inc. He served as Executive Vice President of Mikohn Gaming Corporation from 1995 until August 1997. Mr. McGill also served as Chief Operating Officer for Genasys II Inc. from 1993 until 1995 and as Senior Vice President, U.S. Sales and International Operations for Spectradyne, Inc. from 1989 until 1993.

                             EXECUTIVE COMPENSATION

     To provide stockholders with an understanding of our executive compensation program, the following are presented below: (i) the Summary Compensation Table;
(ii) the stock option tables and other stock option information; (iii) the joint report by the Compensation and Stock Option Committees on fiscal 2001 executive compensation; (iv) the corporate performance graph; and (v) a description of employment agreements.

     The Summary Compensation Table below sets forth the compensation earned during the fiscal years ended June 30, 2001, 2001 and 1999 by our Chief Executive Officer, our four next most highly compensated executive officers whose fiscal 2001 salary and bonus exceeded $100,000. Mr. Edidin served as an employee of both WMS and Midway until May 2000, and the table sets forth the aggregate employment compensation paid to him by WMS and Midway through such date.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                    COMPENSATION AWARDS
                                                                                ---------------------------
                                             ANNUAL COMPENSATION                 SECURITIES     ALL OTHER
                                 --------------------------------------------    UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY ($)   BONUS ($)      OTHER ($)   OPTIONS (#)        ($)
  ---------------------------    ----   ----------   ---------      ---------   -----------    ------------
Louis J. Nicastro..............  2001    649,025     1,023,280           --       500,000       20,000,000(2)
  Chairman of the Board          2000    562,500     1,139,680           --            --               --
  and Chief Executive            1999    450,000       500,000           --            --               --
     Officer(1)
Brian R. Gamache...............  2001    375,000       520,000       43,737(4)    175,000               --
  Chief Executive Officer        2000     86,538       144,932(5)                 250,000               --
  and President(3)
Scott D. Schweinfurth..........  2001    275,000       218,750       41,538(4)     75,000               --
  Executive Vice President,      2000     52,661        49,796(5)        --       100,000               --
     Chief
  Financial Officer and
     Treasurer(6)
Orrin J. Edidin................  2001    250,000       260,000           --        75,000          238,995(7)
  Executive Vice President,      2000    217,305        75,000           --       100,000(8)       147,112(7)
  Chief Operating Officer,       1999    200,000        75,000           --        25,000(8)       105,748(7)
  Secretary and General Counsel
Robert R. Rogowski.............  2001    160,000        70,000           --        10,000               --
  Vice President -- Finance      2000    124,192        48,000           --        30,000           54,502(7)
  and Controller

-------------------------
 (1) Mr. Nicastro resigned from the office of Chief Executive Officer effective on June 14, 2001.

 (2) Represents amounts paid in conjunction with Mr. Nicastro's executive buyout agreement. See "Employment Agreements."

 (3) Mr. Gamache joined WMS on April 10, 2000 as President and Chief Operating Officer. On June 14, 2001, he became President and Chief Executive Officer.

 (4) Represents reimbursement for the payment of taxes related to relocation expenses paid during fiscal 2001.

 (5) Includes signing bonuses of $100,000 for Mr. Gamache and $25,000 for Mr. Schweinfurth.

 (6) Mr. Schweinfurth joined WMS on April 19, 2000.

 (7) Represents cash payments relating to adjustments to WMS stock options due to our 1998 spinoff of Midway. The adjustment is based on a valuation of our common stock at the average of the high and low sale prices on the NYSE on April 3, 1998, the last day of trading prior to the 1998 spinoff of Midway.

 (8) Does not include Midway stock options, all of which were granted at an exercise price equal to market value on the date of grant. In fiscal 2000, Mr. Edidin received options to purchase 65,000 shares of Midway common stock. In fiscal 1999, Mr. Edidin received options to purchase 41,304 shares of Midway common stock.

     The following table sets forth information with respect to options to purchase common stock granted in fiscal 2001 under our stock option plans to persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                INDIVIDUAL GRANTS (#)                                        VALUE AT ASSUMED
                            -----------------------------                                 ANNUAL RATES OF STOCK
                                            % OF TOTAL                                    PRICE APPRECIATION FOR
                                          OPTIONS GRANTED                                     OPTION TERM(1)
                              OPTIONS     TO EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ----------------------
NAME                        GRANTED (#)     FISCAL YEAR       ($/SHARE)         DATE       5% ($)      10% ($)
----                        -----------   ---------------   --------------   ----------    ------      -------
Louis J. Nicastro.........    500,000(2)       30.75           17.5625        08/24/10    5,525,000   13,995,000
Brian R. Gamache..........    100,000(3)        6.15           17.313         11/15/10    1,089,000    2,759,000
                               75,000(3)        4.61           22.50          05/14/11    1,061,250    2,689,500
Scott D. Schweinfurth.....     75,000(3)        4.61           17.313         11/15/10      816,750    2,069,250
Orrin J. Edidin...........     75,000(3)        4.61           17.313         11/15/10      816,750    2,069,250
Robert R. Rogowski........     10,000(4)         .62           17.5625        08/22/10      110,500      279,900

-------------------------
(1) The assumed appreciation rates are set under the rules and regulations promulgated under the Securities Exchange Act of 1934 and are not derived from the historical or projected prices of our common stock.

(2) This option was repurchased by WMS in conjunction with Mr. Nicastro's executive buyout agreement on June 14, 2001 for an amount equal to the number of option shares multiplied by spread between market price on June 14, 2001 and the exercise price. See "Employment Agreements."

(3) This option becomes exercisable for 100% of the option grant upon the first anniversary of the date of grant.

(4) This option becomes exercisable for up to 25%, 50%, 75% and 100% of the option grant upon the first, second, third and fourth anniversaries, respectively, of the date of grant.

     The following table sets forth certain information about the exercise of options to purchase our common stock during fiscal 2001 and the number and value of outstanding options owned by persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL-YEAR-END OPTION VALUES

                                                                     NUMBER OF
                                                                     SECURITIES          VALUE OF
                                                                     UNDERLYING         UNEXERCISED
                                                                    UNEXERCISED        IN-THE-MONEY
                                                                     OPTIONS AT         OPTIONS AT
                                        SHARES                      6/30/01 (#)       6/30/01 ($)(1)
                                     ACQUIRED ON       VALUE        EXERCISABLE/       EXERCISABLE/
               NAME                  EXERCISE (#)   REALIZED ($)   UNEXERCISABLE       UNEXERCISABLE
               ----                  ------------   ------------   --------------    -----------------
Louis J. Nicastro..................    500,000       5,843,750              --/--                --/--
Brian R. Gamache...................     75,000         887,438     25,000/325,000    580,813/5,695,825
Scott D. Schweinfurth..............     25,000         348,523         --/150,000         --/2,917,650
Orrin J. Edidin....................     65,000       1,093,465         --/160,000         --/3,194,975
Robert R. Rogowski.................     14,019         239,319         --/ 38,400          --/ 821,553

-------------------------
(1) Based on the closing price of our common stock on the NYSE on November 19, 2001, which was $20.00.

STOCK OPTION PLANS

     We currently have the following stock option plans in effect: the 1991, 1993, 1994 and 2000 Stock Option Plans, the 1998 Non-Qualified Stock Option Plan, and the 2000 Non-Qualified Stock Option Plan

(collectively, the "Plans"). The Plans permit us to grant options to purchase shares of our common stock. These options may be incentive stock options, which meet the requirements of Section 422 of the Internal Revenue Code, except in the case of the 1998 and 2000 Non-Qualified Stock Option Plans, or may not meet the requirements of that section.

     The purpose of each of the Plans is to encourage our employees and, under some of the Plans, non-employee directors, consultants and advisors to acquire a proprietary interest in our common stock and to enable these individuals to realize benefits from an increase in the value of our common stock. We believe that this benefit provides these individuals with greater incentive and encourages their continued provision of services to us and, generally, promotes our interests and those of our stockholders. The Stock Option Committee determines which of the eligible directors, officers, employees, consultants and advisors receive Stock Options, the terms, including applicable vesting periods, of the options, and the number of shares for which options are granted. The option price per share with respect to each option is determined by the Stock Option Committee and generally is not less than the fair market value of our common stock of the date that the option is granted. The Plans each have a term of ten years, unless terminated earlier.

     As of November 27, 2001, under the 1991 Plan, 51,218 options were outstanding, and no further options were available for grant. Under the 1993 Plan, 165,161 options were outstanding, and 1,260 further options were available for grant. Under the 1994 Plan, 282,099 options were outstanding, and no further options were available for grant. Under the 1998 Plan, 553,100 options were outstanding, and 136,300 further options were available for grant. Under the 2000 Non-Qualified Plan, 1,359,764 options were outstanding, and 353,986 further options were available for grant. Under the qualified 2000 Plan, 250,000 options were outstanding, and 750,000 further options were available for grant. The average exercise price of outstanding options, at November 27, 2001, was approximately $14.07 per share. Of the 2,661,342 options outstanding on November 27, 2001, 1,358,833 were held by our officers and directors.

          JOINT REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                     ON FISCAL 2001 EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for making recommendations to the Board of Directors regarding the compensation of senior management personnel. To the extent that stock options form a portion of a compensation package, the Compensation Committee works together with the Stock Option Committee, which is responsible for determining stock option grants and awards.

     It is the policy of the Compensation and Stock Option Committees to provide attractive compensation packages to senior management so as to motivate them to devote their full energies to our success, to reward them for their services and to align the interests of senior management with the interests of stockholders. Our executive compensation packages are comprised primarily of base salaries, annual contractual and discretionary cash bonuses, stock options and retirement and other benefits. It is the philosophy of the Compensation Committee that WMS be staffed with a small number of well-compensated senior management personnel.

     In general, the level of base salary is intended to provide appropriate basic pay to senior management taking into account their historical contributions to our success, each person's unique value and the recommendation of the Chief Executive Officer. The amount of any discretionary bonus is subjective but is generally based on our actual financial performance in the preceding fiscal year, the special contribution of the executive to this performance and the overall level of the executive's compensation including other elements of the compensation package. We also have used stock options, which increase in value only if our common stock increases in value, and which terminate a short time after an executive leaves, as a means of long-term incentive compensation. The Stock Option Committee determines the size of stock option grants to our executive officers and other employees on an individual, discretionary basis in consideration of financial corporate results and each recipient's performance, contributions and responsibilities without assigning specific weight to any of these factors.

     Until June 14, 2001, Louis J. Nicastro was our CEO and received compensation under his employment agreement with us. That employment agreement reflected the same compensation philosophy described above. On June 14, 2001, upon his retirement, we entered into a agreement with Mr. Nicastro terminating his employment agreement. See "Employment Agreements." Our President and CEO, Brian R. Gamache receives a salary, a bonus of a percentage of our pre-tax income and various retirement and other benefits, under a negotiated formula set forth in his employment agreement. Mr. Gamache's employment agreement reflects the same compensation philosophy described above.

     The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid under qualifying performance-based compensation plans approved by stockholders. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. Total compensation of some of our officers may be paid under plans or agreements that have not been approved by stockholders and may exceed one million dollars in a particular fiscal year. We will not be able to deduct these excess payments for income tax purposes. The Compensation Committee intends to consider, on a case by case basis, how the Budget Act will affect our compensation plans and contractual and discretionary cash compensation.

            The Compensation Committee:                          The Stock Option Committee:
              William C. Bartholomay, Chairman                     Harvey Reich, Chairman
              William E. McKenna                                   William E. McKenna

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares, for the five fiscal years ended June 30, 2001, the yearly percentage change in cumulative total stockholder return on our common stock with the cumulative total return of (1) the Standard and Poor's 500 Stock Index ("S&P 500") and (2) an index of selected issuers in our industry ("Peer Group"), composed of Alliance Gaming Corp., Anchor Gaming, International Game Technology, Mikohn Gaming Corp., and Shuffle Master Inc.(1) The graph assumes an investment of $100 at the market close on June 30, 1996 in our common stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable. The 1997 spinoff of WHG Resorts & Casinos resulted in an adjustment to total stockholder return as a reinvested dividend of $2.25. The 1998 Midway spinoff resulted in an adjustment to total stockholder return as a reinvested dividend of $27.10.

                              [PERFORMANCE GRAPH]

-----------------------------------------------------------------------------------------------------------------------------
                        1996              1997              1998              1999              2000              2001
-----------------------------------------------------------------------------------------------------------------------------
---
 M   WMS               $100.00           $114.41           $120.19           $487.94           $443.09           $923.35
-----------------------------------------------------------------------------------------------------------------------------
---
 O   S&P 500           $100.00           $134.70           $175.33           $215.22           $230.83           $196.59
-----------------------------------------------------------------------------------------------------------------------------
---
 --  Peer Group        $100.00           $95.44            $134.33           $96.00            $128.80           $329.01
-----------------------------------------------------------------------------------------------------------------------------

-------------------------
(1) Casino Data Systems, included in our Peer Group in WMS' Proxy Statement for its 2001 Annual Meeting filed with the Commission on December 8, 2000, was purchased by Aristocrat Leisure in calendar 2001.

                             EMPLOYMENT AGREEMENTS

     We employ Brian R. Gamache under the terms of an Employment Agreement dated June 15, 2001. He receives salary at the rate of $550,000 per year, or a greater amount if determined by the Board of Directors. Under the agreement, Mr. Gamache is also entitled to a bonus in an amount equal to the lesser of $1 million or one percent of our pre-tax income. Mr. Gamache may request that we make quarterly advances against the bonus in amounts as mutually agreed upon by Mr. Gamache and WMS. Since the beginning of fiscal 2001, Mr. Gamache has taken an aggregate of $200,000 of advances, $100,000 of which is currently outstanding. Mr. Gamache may participate in all benefit plans and perquisites generally available to our senior executives. Additionally, Mr. Gamache is entitled to receive any special bonuses that may be determined by the Board of Directors. Under the agreement, on August 9, 2001, Mr. Gamache was granted options to purchase 175,000 shares of our common stock. Such options have an exercise price of $19.51 and become exercisable for one-third of the grant on each anniversary of the date of grant. In addition, beginning June 30, 2002, and at the end of each fiscal year thereafter during the term of his employment, Mr. Gamache shall be entitled to receive additional grants of 100,000 options, subject to the same vesting schedule, if WMS achieves or exceeds diluted earnings per share of 1.15 times those of the previous fiscal year. The agreement expires on June 30, 2004, subject to automatic extensions so that the term of Mr. Gamache's employment shall at no time be less than three years.

     In addition, Mr. Gamache or his estate is entitled to receive death, retirement and disability benefits. In the event of Mr. Gamache's death, his designated beneficiaries will continue to receive salary payments for a period of six months after the date of death. In addition, Mr. Gamache will receive death and retirement benefits equal to one-half of Mr. Gamache's salary at the time of death or retirement, but not less than $275,000 per annum. The death or retirement benefits are payable in installments over the lesser of 10 years or the number of years Mr. Gamache is employed by WMS, beginning March 21, 2000. The employment agreement terminates upon Mr. Gamache's death. If Mr. Gamache is disabled for more than ninety consecutive days or six months in any 12-month period during the term of the agreement, and Mr. Gamache is not able to resume his duties within 30 days of notice of disability, Mr. Gamache's employment terminates, and he is entitled to receive retirement benefits under the agreement.

     We may terminate the agreement "for cause," which means:

     - conviction of a felony or any other crime involving fraud, larceny or dishonesty;

     - failure to follow a reasonable direction of our Board of Directors;

     - commission of any dishonest, willful or grossly negligent act, which may adversely affect us or our business relationships; and

     - failure or refusal to provide accurate information to and cooperate with any governmental agencies regulating our business.

     The employment agreement may be terminated at the election of Mr. Gamache, upon the occurrence without his prior written consent of any one or more of the following events:

     - the material breach by WMS of any material provision of the agreement, after Mr. Gamache has provided us with notice thereof and a reasonable opportunity to cure such breach;

     - the placement of Mr. Gamache in a position of lesser status, the assignment to Mr. Gamache of duties inconsistent with his current positions with us or his duties, or the requirement that Mr. Gamache report to anyone other than the Board;

     - the discontinuance or reduction (from the highest level in effect during the term of the employment agreement) of base salary payable to Mr. Gamache;

     - Mr. Gamache is removed from or not re-elected as a member of the Board of Directors of WMS; or

     - we move our headquarters to a location other than the present location or our 3401 North California Avenue, Chicago, Illinois facility without Mr. Gamache's consent so that such headquarters are located more than 40 miles farther from his current place of residence than our headquarters are presently located.

     If any of these events occurs or if we are considered to have wrongfully terminated Mr. Gamache's employment agreement, then we would be obligated to pay Mr. Gamache (a) a lump sum payment equal in amount to Mr. Gamache's base salary through the date of termination, less any payments previously made; (b) the pro rata bonus which would have been payable during the current year (c) an amount equal to three times the sum of one year's base salary and one year's bonus; and
(d) the retirement benefits which would have been payable in the event of retirement on the date of termination.

     The employment agreement may also be terminated at the election of Mr. Gamache if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. Gamache gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, (a) all of Mr. Gamache's unvested stock options will immediately vest; (b) we will be required to pay him a lump sum of three times his base salary and one year's bonus; (c) all of his retirement benefits would be payable as if he had retired on such date of change of control; and (d) all health benefits provided to Mr. Gamache under the agreement shall continue for 18 months thereafter. In the event of (a) Mr. Gamache's death; (b) Mr. Gamache's termination by reason of permanent disability; (c) any change of control; or (d) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities on July 16, 2001, acquiring more than 25% of our outstanding shares, all of Mr. Gamache's unexpired unvested options immediately vest.

     If payments made to Mr. Gamache under the employment agreement after a change of control are considered "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), additional compensation is required to be paid to Mr. Gamache to the extent necessary to eliminate the economic effect on him of the resulting excise tax. Under Section 4999 of the Code, in addition to income taxes, the recipient of "excess parachute payments" is subject to a 20% nondeductible excise tax on these payments. An excess parachute payment is a payment in the nature of compensation which is contingent on a change of ownership or effective control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change of control) allocable to the payment. These rules apply only if the present value of all payments of compensation contingent on the change of control (including non-taxable fringe benefits) is at least equal to three times the base amount. Excess parachute payments are not tax deductible by us.

     We employ Scott D. Schweinfurth under the terms of an Employment Agreement, dated as of May 19, 2000, and amended on June 4, 2001. The employment agreement, as amended, provides for salary at the rate of $275,000 per year, or a greater amount as may be determined by us. Mr. Schweinfurth may receive annual discretionary bonuses of up to 75% of his base salary, depending on performance criteria, and he received a signing bonus of $25,000 and relocation expenses. Additionally, Mr. Schweinfurth may participate in all benefit plans generally available to executive employees and is provided with life insurance coverage in the amount of $400,000 or whatever lesser amount is available at an annual premium not to exceed $3,000. The agreement is subject to automatic extensions so that the term of Mr. Schweinfurth's employment shall at no time be less than three years. We may terminate the agreement upon 30 days written notice for cause. The employment agreement may also be terminated at the election of Mr. Schweinfurth upon 30 days written notice for material breach. It may also be terminated by Mr. Schweinfurth if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. Schweinfurth gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Schweinfurth's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. In the event of
(a) Mr. Schweinfurth's death; (b) Mr. Schweinfurth's termination by reason of permanent disability; (c) any change of control; or (d) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of November 15, 2001, acquiring more than 25% of our outstanding shares, all of Mr. Schweinfurth's unexpired unvested options immediately vest. If the agreement terminates by reason of death, disability or material breach by us, or if we terminate the agreement other than for cause, we are required to pay Mr. Schweinfurth or his legal representatives an amount equal to all cash compensation that would otherwise be payable to him until the expiration of the extended term of the agreement. If any portion of the amount paid to Mr. Schweinfurth is subject to the excise tax imposed by Section 4999 of the Code, then additional compensation is required to be paid to him to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     We employ Orrin J. Edidin under the terms of an Employment Agreement dated as of May 8, 2000, and amended on June 4, 2001. The employment agreement, as amended, provides for salary at the rate of $250,000 per year, or a greater amount as may be determined by us. Mr. Edidin may receive annual discretionary bonuses of up to 75% of his base salary, depending on performance criteria. Mr. Edidin also received a bonus of $125,000 for serving us through October 30, 2000. Additionally, Mr. Edidin may participate in all benefit plans generally available to executive employees and is provided with life insurance coverage in the amount of $400,000 or whatever lesser amount is available at an annual premium not to exceed $3,000. The agreement is subject to automatic extensions so that the term of Mr. Edidin's employment shall at no time be less than three years. We may terminate the agreement upon 30 days written notice for cause. The employment agreement may also be terminated at the election of Mr. Edidin upon 30 days written notice for material breach. It may also be terminated by Mr. Edidin if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. Edidin gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Edidin's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. In the event of (a) Mr. Edidin's death; (b) Mr. Edidin's termination by reason of permanent disability; (c) any change of control; or (d) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of November 15, 2001, acquiring more than 25% of our outstanding shares, all of Mr. Edidin's unexpired unvested options immediately vest. If the agreement terminates by reason of death, disability or material breach by us, or if we terminate the agreement other than for cause, we are required to pay Mr. Edidin or his legal representatives an amount equal to all cash compensation that would otherwise be payable to him until the expiration of the extended term of the agreement. If any portion of the amount paid to Mr. Edidin is subject to the excise tax imposed by Section 4999 of the Code, then additional compensation is required to be paid to him to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     We employ Robert R. Rogowski under the terms of an Employment Agreement dated May 1, 2000. The employment agreement provides for salary at the rate of $160,000 per year, or a greater amount as may be determined by us. Mr. Rogowski may receive annual discretionary bonuses of up to 50% of his base salary, depending on performance criteria. Additionally, Mr. Rogowski may participate in all benefit plans generally available to executive employees. The agreement is subject to automatic extensions so that the term of Mr. Rogowski's employment shall at no time be less than one year. We may terminate the agreement, effective upon the occurrence of any of the following events: (a) Mr. Rogowski's material failure to perform his obligations under the agreement; (b) Mr. Rogowski's death or disability for a period of three consecutive months; (c) Mr. Rogowski's failure to follow our Ethics and Conflicts of Interest Policy, as amended from time to time; and (d) in the event that Mr. Rogowski shall act in a manner which is (i) in violation of the criminal laws of the United States or any state therein, or (ii) likely to result in the loss of one of our gaming licenses or the inability to become so licensed. The employment agreement may also be terminated by Mr. Rogowski if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. Rogowski gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Rogowski's unexpired options would immediately vest, and we will be required to pay him the lesser amount of (i) a lump sum of his base salary; or (ii) the maximum amount which could be payable to Mr. Rogowski without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code.

     We employ Seamus M. McGill through our wholly-owned subsidiary, WMS Gaming Inc., under the terms of an Amended and Restated Employment Agreement dated February 1, 2001. The employment agreement provides for salary at the rate of $250,000 per year, or a greater amount as may be determined by us. Mr. McGill may receive annual discretionary bonuses of up to 50% of his base salary, depending on performance criteria. Additionally, Mr. McGill may participate in all benefit plans generally available to executive employees. The agreement is subject to automatic extensions so that the term of Mr. McGill's employment shall at no time be less than two years. We may terminate the agreement, effective upon the occurrence of any of the following events: (a) Mr. McGill's material failure to perform his obligations under the agreement; (b) Mr. McGill's death or disability for a period of three consecutive months; (c) Mr. McGill's failure to follow our Ethics and Conflicts of Interest Policy, as amended from time to time; and (d) in the event that Mr. McGill shall act in a manner which is (i) in violation of the criminal laws of the United States or any state therein, or (ii) likely to result in the loss of one of our gaming licenses or the inability to become so licensed. The employment agreement may also be terminated by Mr. McGill if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If such a change of control occurs, and Mr. McGill gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. McGill's unexpired options would immediately vest, and we will be required to pay him the lesser amount of (i) a lump sum equal to his base salary; or (ii) the maximum amount which could be payable to Mr. McGill without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code. In the event of (a) Mr. McGill's death; (b) Mr. McGill's termination by reason of permanent disability; (c) any change on control; or (d) any person or entity or group of affiliated persons or entities who were not the owners of at least 15% of the outstanding shares of our voting securities as of November 15, 2001, acquiring more than 25% of our outstanding shares, all of Mr. McGill's unexpired unvested options immediately vest.

     Our employment agreement with Louis J. Nicastro has terminated under the terms of a letter agreement dated June 12, 2001 to facilitate our Chief Executive Officer succession plans. Under this letter agreement, Mr. Nicastro resigned as our Chief Executive Officer and as an officer and director of all of our subsidiaries, effective June 14, 2001. Mr. Nicastro will continue to serve as our nonexecutive Chairman of the Board, entitled to remuneration similar to other outside directors and will continue to act as voting proxy for Sumner Redstone and National Amusements, Inc. pursuant to the voting agreement dated September 21, 1995. Mr. Nicastro has agreed to provide such management transition assistance as we reasonably request. As full consideration for, and in lieu of the payments that would otherwise be made to him under the employment agreement with respect to, base salary, bonus, retirement and death benefits, we have paid Mr. Nicastro a lump sum of $6.0 million. In addition, as a special bonus for his extraordinary service, we have paid Mr. Nicastro an additional $6.7 million. The employment agreement provided that, in the event that WMS breached the employment agreement, Mr. Nicastro would have the right to require us to purchase all of his WMS stock options. In settlement of this right, we have purchased Mr. Nicastro's 500,000 fully-vested options, which had an exercise price of $17.5625, with a lump sum payment of $7.3 million. All such payments have been made less withholding of income and other taxes as may be required by law to be paid or withheld by WMS.

     Under the terms of the letter agreement, Mr. Nicastro's benefits under the employment agreement, relating to medical, dental and other expenses, will remain in full force and effect, and we will continue to maintain an office and secretary in Palm Beach, Florida for Mr. Nicastro's use until at least December 31, 2002. This letter agreement was not entered into in connection with any contemplated change of control of WMS, and no payments made thereunder should be deemed "parachute payments" or "excess parachute payments" as defined in section 280G of the Code.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MIDWAY

     Midway Games Inc. ("Midway") was formerly a wholly-owned subsidiary of ours. Since we distributed all of our Midway stock to our stockholders in April 1998, we do not own any Midway common stock. Seven of Midway's directors are also directors of ours, including Louis J. Nicastro and Neil D. Nicastro, the Chief Executive Officer of Midway. See "Proposal 1 -- Election of Directors."

     We have leased to Midway our facility at 2704 W. Roscoe Street, Chicago, Illinois. Currently, and until such time as the renovation of our technology campus at 3401 N. California Avenue, Chicago, Illinois is completed in early calendar 2002, we will be sharing the Roscoe Street facility with Midway. The term of the lease is five years commencing August 1, 2001, with two 3-year options for renewal.

     In connection with our spinoff of Midway, we entered into a number of agreements with Midway, each dated as of April 6, 1998. Under a Settlement and Temporary Services Agreement, dated as of August 31, 2001, we have amended some of these agreements. The remaining material agreements between Midway and us dated as of April 6, 1998, as so amended, are described below:

     Information Systems Service Agreement. We provide Midway with access to our AS-400 computer system and related services and computer systems for some of their computing needs, including order entry, financial and manufacturing modules, marketing and sales and engineering (including engineering documentation and blueprint systems) as well as support for these computer systems. Midway pays us at a fixed rate for monthly services. The term of the agreement expires December 31, 2001, with an option for a three-month extension.

     Confidentiality and Non-Competition Agreement. Under this agreement, Midway or we may designate business information as confidential, and the other party must use its best efforts to keep this information confidential. The agreement also includes a five-year non-competition clause, which expires in April 2003.

     Right of First Refusal Agreement. We have granted Midway a right of first refusal with respect to any offer to us to purchase our South parking lot behind the building located at 3325 North California Avenue, Chicago, Illinois as long as the offer is not made in connection with the sale of our stock or assets and business as a going concern. The term of the agreement expires April 5, 2008.

     Third Parties Agreement. This agreement governs the treatment of the numerous arrangements with third parties with respect to game development, licensing and other matters. Under the agreement, Midway and we allocate the rights and obligations under third party arrangements so that the party receiving the benefits will bear the burdens of those agreements. The agreement will remain in effect as long as any prior third party arrangements remain outstanding.

     Tax Separation Agreement. Until the Midway spinoff, Midway had been a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes (the "WMS Group") since 1988. Therefore, Midway is jointly and severally liable for any federal tax liability of the WMS Group for the period that it was part of the WMS Group. The agreement sets forth the parties' respective liabilities for federal, state and local taxes as well as their agreements as a result of Midway and its subsidiaries ceasing to be members of the WMS Group. The agreement governs, among other things, (i) the filing of tax returns with federal, state and local authorities, (ii) the carryover of any tax benefits of Midway, (iii) the treatment of the deduction attributable to the exercise of stock options to purchase our common stock which are held by employees or former employees of Midway and any other similar compensation related tax deductions, (iv) the treatment of certain net operating loss carrybacks, (v) the treatment of audit adjustments, (vi) procedures with respect to any proposed audit adjustment or other claim made by any taxing authority with respect to a tax liability of Midway or any of its subsidiaries. In fiscal 2001, WMS paid to Midway an amount equal to demonstrated tax benefits lost to Midway relating to the exercise or adjustment of WMS options held by Midway employees. If Midway is able to receive the tax benefits from these options or if there is a change of control of Midway, Midway will pay to WMS some or all of this amount.

     Tax Indemnification Agreement. This agreement provides for indemnification if the Midway spinoff fails to qualify under Section 355 of the Code. The parties agreed, among other things, that for a period of two years after the spinoff, each would continue active conduct of its historic trade or business as conducted by it during the five-year period prior to the spinoff. Midway will indemnify WMS if any action that it takes causes the spinoff to fail to qualify under Section 355 of the Code, against any taxes, interest, penalties and additions to tax imposed upon or incurred by the WMS Group or any member. WMS will indemnify Midway and its subsidiaries against taxes, interest, penalties and additions to tax resulting from the spinoff, other than any of these liabilities for which Midway is required to indemnify WMS.

     We also have the following agreements with Midway:

     Tax Sharing Agreement. This agreement is dated July 1, 1996 and remains in effect, except to the extent described in the Tax Separation Agreement referred to above. Under this agreement, WMS and Midway have agreed upon a method for:
(i) determining the amount which Midway must pay to WMS in respect of federal income taxes; (ii) compensating any member of the WMS Group for use of its net operating losses, tax credits and other tax benefits in arriving at the WMS Group tax liability as determined under the federal consolidated return regulations; and (iii) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments. Because the IRS or other taxing authorities can be expected to seek payment from WMS prior to seeking payment from the individual group members, it is likely that Midway would seek to enforce any rights it may have against WMS for sharing at a time when WMS is unable to pay its proportionate share of taxes.

     Patent License Agreement. We entered into a patent license agreement dated July 1, 1996 with Midway under which each party licensed to the other, on a perpetual, royalty-free basis, some patents used in the development and manufacture of both coin-operated video games and video lottery terminals and other gaming machines.

OTHER RELATED PARTY TRANSACTIONS

     Under a consulting agreement with Neil D. Nicastro, Mr. Nicastro renders services to us that the Board of Directors, the Chairman of the Board or Chief Executive Officer of WMS may reasonably request. The term of the consulting agreement expires April 6, 2003, and is automatically renewable for successive one-year terms unless either party shall give notice of termination not less than six months prior to the end of the term then in effect. We pay Mr. Nicastro $1,000 per month for his services under the consulting agreement.

     Ira S. Sheinfeld, one of our directors, is a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, which we retained to provide tax services during the last fiscal year and retain for tax services during the current fiscal year.

     Donna B. More, one of our directors, is a member of the More Law Group law firm, which we retained to provide legal services during the last fiscal year and retain for legal services during the current fiscal year. See also "Director Compensation." Payments by WMS accounted for greater than 5% of the gross revenues of this law firm during its last fiscal year.

     William C. Bartholomay, one of our directors, is President of Near North National Group, insurance brokers, which we retained to provide insurance services during the last fiscal year and propose to retain for insurance services during the current fiscal year.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     We propose that the stockholders ratify the appointment by the Board of Directors of Ernst & Young LLP as our independent auditors for fiscal 2002. We expect that representatives of Ernst & Young will be present at the annual meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. Ernst & Young will have the opportunity to make a statement if they desire to do so.

     The following table presents fees billed for professional services rendered for the audit of our annual financial statements for fiscal 2001 and review of our Form 10-Q's and fees billed for other services rendered by Ernst & Young LLP for fiscal 2001:

Audit Fees:.................................................  $181,000
                                                              --------
Financial Information Systems Design and Implementation
  Fees:.....................................................  $     --
                                                              ========
All Other Fees:
Audit-related fees:.........................................  $ 61,000
     Primarily accounting consultations, pension and
      statutory audits and SEC registration statements
Non-audit fees:.............................................  $155,000
     Primarily tax consulting and due diligence
                                                              --------
Total of all other fees:....................................  $216,000
                                                              ========

     The Audit Committee has considered whether the independent accountant's provision of non-audit services is compatible with maintaining the independent accountant's independence.

     Approval by the stockholders of the appointment of independent auditors is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter do not approve the selection of Ernst & Young at the meeting, the selection of independent auditors will be reconsidered by the Board.

                      ------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.
                      ------------------------------------

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of WMS ("Audit Committee") is composed of three independent directors and operates under a written charter adopted by the Board of Directors. WMS' management is responsible for its internal accounting controls and the financial reporting process. WMS' independent accountants, Ernst & Young LLP, are responsible for performing an independent audit of WMS' consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In keeping with that responsibility, the Audit Committee has reviewed and discussed WMS' audited consolidated financial statements with management. In addition, the Audit Committee has discussed with WMS' independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees," as amended.

     The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence.

     Based on the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in WMS' Annual Report on Form 10-K for the year ended June 30, 2001 for filing with the Securities and Exchange Commission.

     This report is respectfully submitted by the Audit Committee of the Board of Directors.

          William E. McKenna (Chairman)
          William C. Bartholomay
          Ira S. Sheinfeld

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

     As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

     We must receive any stockholder proposals to be acted upon at our 2003 Annual Meeting of Stockholders on or before August 5, 2002 in order to consider including them in our proxy materials for that meeting. If we do not receive notice of a stockholder proposal to be acted upon at our 2002 Annual Meeting of Stockholders on or before October 19, 2002, our proxy for that meeting may confer discretionary authority to vote on any such proposal.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from some reporting persons that no Form 5 report was required to be filed by them, we believe that during fiscal 2001 our officers, directors and 10% beneficial owners complied with all of their Section 16(a) filing requirements, except that Mr. Terence C. Dunleavy, our former Vice President, Assistant General Counsel and Chief Compliance Officer, filed one late report concerning two transactions, and Mr. Rogowski filed one late report concerning one transaction.

MANNER AND EXPENSES OF SOLICITATION

     This solicitation of proxies is made by the Board, and we will bear all solicitation costs. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for those services. We will request that brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of our common stock in their names forward proxy material to their principals and will reimburse them for their reasonable out of pocket expenses.

VOTING PROCEDURES

     We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. With respect to the tabulation of votes cast on each proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Therefore, abstentions will have the affect of a vote against each proposal, but broker non-votes will have no effect on the vote for or against each proposal. Under NYSE rules, however, with respect to any proposal that is a prerequisite to listing of additional or new securities, the total vote cast on the proposal must represent at least a majority of all outstanding shares of our common stock entitled to vote on the proposal. With respect to these proposals, broker non-votes are not counted as part of the total vote cast on the proposal. The term "broker non-votes" commonly refers to shares held in street name for customers, where the broker does not have authority under NYSE rules to vote on its own initiative on particular items, and the broker has not received instructions from the beneficial owners.

HOW TO OBTAIN OUR ANNUAL REPORT ON FORM 10-K

     We will provide without charge a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2001, including financial statements and schedule, to each of our stockholders of record on December 3, 2001 and each beneficial owner of stock on that date, upon receipt of a written request mailed to our offices, 800 South Northpoint Boulevard, Waukegan, Illinois 60085, attention: Treasurer. In the event that exhibits to the Form 10-K are requested, a reasonable fee will be charged for reproduction of the exhibits. Please note that you can obtain our Form 10-K and all other documents that we file electronically, at the SEC's website: www.sec.gov. Requests from beneficial owners of common stock must set forth a good faith representation as to their ownership.

     IT IS IMPORTANT THAT YOU RETURN THE ACCOMPANYING PROXY CARD PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE EARNESTLY REQUESTED TO MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.

                                          By Order of the Board of Directors,

                                          ORRIN J. EDIDIN
                                          Executive Vice President, Chief
                                          Operating Officer,
                                          Secretary and General Counsel

Chicago, Illinois
December 3, 2001

                               WMS INDUSTRIES INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         THE UNDERSIGNED, revoking all previous proxies, hereby appoints BRIAN
R. GAMACHE, SCOTT D. SCHWEINFURTH and ORRIN J. EDIDIN, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of common stock of WMS Industries Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 15, 2002 and at all adjournments thereof.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED UPON THE FOLLOWING PROPOSALS, MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTIONS ARE GIVEN BY THE UNDERSIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2.

(1) Election of Directors.

    [ ] FOR all nominees listed (except    [ ] WITHHOLD AUTHORITY
        as marked to the contrary)             to vote for all nominees listed

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

William C. Bartholomay / Brian R. Gamache / William E. McKenna / Norman J. Menell / Donna B. More / Louis J. Nicastro / Neil D. Nicastro / Harvey Reich / David M. Satz, Jr. / Ira S. Sheinfeld

(2) Ratification of appointment of Ernst & Young LLP as independent auditors for fiscal 2002.

    FOR [ ]                   AGAINST [ ]                      ABSTAIN [ ]

         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                  Dated:
                                        -----------------------------,--------


                                  --------------------------------------------
                                  (Signature)


                                  --------------------------------------------
                                  (Signature)

                                  NOTE: Please sign exactly as your name(s) appear hereon. If signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.